Exhibit 99.1

Buffalo Wild Wings, Inc. Announces Third Quarter 2008 Results

– Same-store sales increases of 6.8% at company-owned and 2.1% at franchised restaurants –

– Earnings per diluted share increase of 4% to $0.25 –

MINNEAPOLIS--(BUSINESS WIRE)--October 27, 2008--Buffalo Wild Wings, Inc. (Nasdaq: BWLD), announced today financial results for the third quarter ended September 28, 2008. Highlights for the third quarter versus the same period a year ago were:

  Total revenue increased 28.8% to $106.1 million
  Company-owned restaurant sales grew 30.3% to $95.5 million
  Same-store sales increased 6.8% at company-owned restaurants and 2.1% at franchised restaurants
  Net earnings increased 7.1% to $4.6 million from $4.3 million, and earnings per diluted share increased 4.2% to $0.25 from $0.24

Sally Smith, President and Chief Executive Officer, commented, “We are very pleased with our strong same-store sales during the quarter, with increases of 6.8% at our company-owned and 2.1% at our franchised restaurants, which, with our strong performance in new units, fueled a revenue increase of nearly 29%. We opened twelve new company-owned and twelve new franchised units and completed the acquisition of our nine franchised restaurants in Las Vegas, making for a busy quarter. Percentage decreases in our cost of sales, operating and occupancy expenses for company-owned restaurants contributed to a 120 basis point improvement in restaurant-level performance over prior year. Likewise, we leveraged our general and administrative expenses by 100 basis points over last year, despite a $582,000 increase in stock-based compensation. These operating gains were offset by year-over-year increases in our preopening costs and loss on asset disposals and impairment charges, delivering net earnings growth of 7.1%, or earnings per diluted share of $0.25.”

Total revenue increased 28.8% to $106.1 million in the third quarter compared to $82.4 million in the third quarter of 2007. Company-owned restaurant sales for the quarter increased 30.3% to $95.5 million driven by a company-owned same-store sales increase of 6.8% and 39 more company-owned restaurants in operation at the end of third quarter 2008 relative to the same period in 2007. Franchise royalties and fees increased 16.5% to $10.6 million versus $9.1 million in the prior year. This increase was due to a franchised same-store sales increase of 2.1% and 35 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $42,400 for the third quarter of 2008 compared to $38,498 for the same quarter last year, a 10.1% increase. Franchised restaurants averaged $46,889 for the period versus $45,879 in the third quarter a year ago, a 2.2% increase.

For the third quarter, net earnings increased 7.1% to $4.6 million versus $4.3 million in the prior year. Earnings per diluted share were $0.25, as compared to third quarter 2007 earnings per diluted share of $0.24.

2008 and 2009 Outlook

Ms. Smith continued, “Throughout 2008, we have had great same-store sales as well as improved restaurant-level cash flows and leveraging of general and administrative expenses. We have also invested time, energy and dollars to remodel, relocate, and update our existing units, which we feel is critical to the long-term success of the Buffalo Wild Wings brand, but which impacts our near-term results. The level of preopening costs and loss on asset disposals and impairment in the third quarter reflect this commitment. For the full year of 2008, we expect about 15% unit growth, over 25% revenue growth, and 20 to 25% net earnings growth.”

Ms. Smith added, “We are confident in our ability to grow Buffalo Wild Wings in 2009 and beyond. We are also conservative given the current economic environment. In 2009, we are committed to our goal of 15% unit growth, with about 40% of the new unit growth expected to be company-owned restaurants, and our development pipeline for both company-owned and franchised restaurants is strong. Our enthusiasm for achieving our unit growth is only moderated by the current economy and the turmoil in the financial markets, and the impact on real estate development and availability of financing for developers and franchisees. We are committed to driving revenue growth, through strong same-store sales and increasing our average weekly sales volumes. And, we are committed to growing net earnings, through improving our restaurant-level performance and leveraging our general and administrative expenses. Based on achieving our unit growth goal of 15% in 2009, we would expect revenue to grow by about 25% and net earnings to grow by 20 to 25%.”

Buffalo Wild Wings will be hosting a conference call today, October 27, 2008 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website http://www.buffalowildwings.com.

A replay of the call will be available until November 3, 2008. To access this replay, please dial 1.303.590.3030, password 3930835.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 545 Buffalo Wild Wings locations across 38 states.

Forward-looking Statements

Certain statements in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. These statements include, without limitation, those relating to our projected unit, revenue and earnings growth rates for 2008, 2009 and beyond and improving same-store sales, average weekly sales volumes, restaurant-level performance and general and administrative expenses. Forward-looking statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening in the future, the sales at these and our other company-owned and franchised locations, our ability to successfully operate in new markets, the cost of commodities, the success of our marketing and other initiatives, our ability to control restaurant labor and other restaurant operating costs, the transition of the recently-acquired Las Vegas restaurants, economic conditions, the availability of financing to real estate developers and franchisees, competition, the impact of applicable regulations, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Revenue:
Restaurant sales	$95,492	73,280	269,850	211,874
Franchising royalties and fees	10,582	9,086	31,354	26,393

Total revenue	106,074	82,366	301,204	238,267

Costs and expenses:
Restaurant operating costs:
Cost of sales	28,422	22,517	81,085	65,166
Labor	29,289	22,156	82,167	64,313
Operating	15,675	12,272	42,807	34,473
Occupancy	6,273	5,076	17,872	14,686
Depreciation	5,971	4,284	16,720	12,204
General and administrative (1)	10,684	9,147	29,072	26,302
Preopening	2,476	988	5,419	2,293
Loss on asset disposals and impairment	930	306	2,068	538

Total costs and expenses	99,720	76,746	277,210	219,975

Income from operations	6,354	5,620	23,994	18,292
Interest income	264	768	1,096	2,223

Earnings before income taxes	6,618	6,388	25,090	20,515
Income tax expense	2,050	2,121	8,382	6,866

Net earnings	$4,568	4,267	16,708	13,649

Earnings per common share – basic	$0.26	0.24	0.94	0.78
Earnings per common share – diluted	0.25	0.24	0.93	0.77
Weighted average shares outstanding – basic	17,823	17,597	17,800	17,535
Weighted average shares outstanding – diluted	17,920	17,767	17,903	17,733

(1) Includes stock-based compensation of $1,297, $715, $3,221, and $3,047, respectively

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Revenue:
Restaurant sales	90.0%	89.0%	89.6%	88.9%
Franchising royalties and fees	10.0	11.0	10.4	11.1

Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	29.8	30.7	30.0	30.8
Labor	30.7	30.2	30.4	30.4
Operating	16.4	16.7	15.9	16.3
Occupancy	6.6	6.9	6.6	6.9
Depreciation	5.6	5.2	5.6	5.1
General and administrative	10.1	11.1	9.7	11.0
Preopening	2.3	1.2	1.8	1.0
Loss on asset disposals and impairment	0.9	0.4	0.7	0.2

Total costs and expenses	94.0	93.2	92.0	92.3

Income from operations	6.0	6.8	8.0	7.7
Interest income	0.2	0.9	0.4	0.9

Earnings before income taxes	6.2	7.8	8.3	8.6
Income tax expense	1.9	2.6	2.8	2.9

Net earnings	4.3	5.2	5.5	5.7

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

(unaudited)

	September 28, 2008	December 30, 2007
Assets
Current assets:
Cash and cash equivalents	$4,531	1,521
Marketable securities	40,425	66,513
Accounts receivable – franchisees, net of allowance of $25	886	885
Accounts receivable – other	6,245	6,976
Inventory	2,958	2,362
Prepaid expenses	2,704	3,060
Refundable income tax	1,305	1,886
Deferred income taxes	2,371	1,303

Total current assets	61,425	84,506

Property and equipment, net	142,166	102,742
Restricted cash	7,242	7,161
Other assets	9,874	2,320
Goodwill	10,972	369

Total assets	$231,679	197,098

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,369	2,316
Accounts payable	18,333	10,692
Accrued compensation and benefits	12,924	12,615
Accrued expenses	6,416	6,207
Current portion of deferred lease credits	103	660

Total current liabilities	40,145	32,490

Long-term liabilities:
Other liabilities	1,119	1,031
Marketing fund payables	7,242	7,161
Deferred income taxes	7,163	2,166
Deferred lease credits, net of current portion	13,301	12,585

Total liabilities	68,970	55,433

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 17,823,001 and 17,657,020 respectively	85,161	80,825
Retained earnings	77,548	60,840

Total stockholders’ equity	162,709	141,665

Total liabilities and stockholders’ equity	$231,679	197,098

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Nine months ended
	September 28, 2008	September 30, 2007
Cash flows from operating activities:
Net earnings	$16,708	13,649
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	16,720	12,204
Amortization	80	(95)
Loss on asset disposals and impairment	2,054	538
Deferred lease credits	1,426	2,221
Deferred income taxes	3,929	(1,359)
Stock-based compensation	3,221	3,047
Excess tax benefit from the exercise of stock options	(435)	(660)
Change in operating assets and liabilities:
Trading securities	(164)	(315)
Accounts receivable	(62)	(421)
Inventory	(327)	(375)
Prepaid expenses	438	(1,860)
Other assets	(429)	(378)
Unearned franchise fees	53	198
Accounts payable	2,519	1,742
Refundable income tax	1,016	(699)
Accrued expenses	1,099	2,355

Net cash provided by operating activities	47,846	29,792

Cash flows from investing activities:
Acquisition of property and equipment	(48,378)	(23,127)
Acquisition of franchised restaurants	(22,645)	—
Purchase of marketable securities	(98,984)	(128,782)
Proceeds of marketable securities	125,156	115,333

Net cash used in investing activities	(44,851)	(36,576)

Cash flows from financing activities:
Issuance of common stock	569	875
Tax payments for restricted stock units	(989)	(1,183)
Excess tax benefit from the exercise of stock options	435	660

Net cash provided by financing activities	15	352

Net increase (decrease) in cash and cash equivalents	3,010	(6,432)

Cash and cash equivalents at beginning of period	1,521	11,756

Cash and cash equivalents at end of period	$4,531	5,324

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2008	165	169	187
2007	140	145	148	161
2006	124	129	134	139
2005	106	110	116	122
2004	88	92	97	103

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2008	340	346	348
2007	299	301	313	332
2006	260	270	278	290
2005	212	224	234	248
2004	168	175	189	203
Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	4.1%	8.3%	6.8%
2007	8.7%	8.1%	8.3%	3.4%	6.9%
2006	7.7%	8.2%	11.8%	13.2%	10.4%
2005	6.1%	2.7%	1.8%	2.5%	3.2%
2004	11.1%	10.6%	9.9%	7.6%	9.7%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	2.1%	4.5%	2.1%
2007	3.3%	4.0%	5.9%	2.3%	3.9%
2006	6.7%	4.7%	6.4%	6.5%	6.1%
2005	3.2%	1.8%	1.1%	2.6%	2.2%
2004	12.0%	10.4%	5.7%	3.7%	7.6%

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	$41,438	40,572	42,400
2007	39,254	36,655	38,498	40,485	38,757
2006	35,857	33,660	35,380	38,800	36,033
2005	33,195	30,531	31,361	33,953	32,304
2004	32,289	30,248	30,983	33,038	31,663

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	$47,812	46,390	46,889
2007	46,439	43,998	45,879	47,293	45,901
2006	44,342	42,338	42,963	46,008	43,975
2005	41,309	39,824	40,149	42,533	40,999
2004	39,678	38,072	38,727	40,926	39,402

CONTACT:
Buffalo Wild Wings, Inc.
Investor Relations Contact:
Mary Twinem, 952-253-0731